Amendments to By-Laws
of
CABOT CORPORATION
Adopted January 12, 2007

1. The following new Section 2.6 was added:

“Section 2.6. Required Vote for Election of Directors. When a quorum is present at any meeting, a nominee for director shall be elected if the votes properly cast for such nominee’s election exceed the votes properly cast against such nominee’s election (abstentions shall not be considered to be votes cast); provided, however, that the directors shall be elected by a plurality of the votes properly cast at any meeting of stockholders for which (i) the corporation receives a notice that a stockholder has nominated a person for election as a director in compliance with the provisions for advance notice of nominations in Section 2.12 of these by-laws and (ii) such nomination has not been withdrawn on or prior to the tenth day preceding the date on which the corporation mails notice of the meeting to the stockholders. If nominees for director are to be elected by a plurality of the votes properly cast, stockholders shall not be permitted to vote against a nominee.”

2.	Previous Sections 2.6 through 2.11 were renumbered Sections 2.7 through 2.12.

3.	Newly numbered Section 2.7 was amended to read as follows:

“Section 2.7. Required Vote for Other Matters. When a quorum is present at any meeting, a majority of the votes properly cast shall decide the question, except as otherwise required by law, by the certificate of incorporation or by these by-laws. If the corporation issues fractional shares of stock entitled to vote, holders of such fractional shares shall be entitled to exercise voting rights.”

4. The provisions of Section 3.5 were added to newly numbered Section 2.12, and Section 3.5 was deleted. Previous Sections 3.6 through 3.16 were renumbered Sections 3.5 though 3.15. Section 2.12 currently provides as follows:

“Section 2.12. Notice of Stockholder Business and Nomination. Unless otherwise determined by the board of directors prior to a meeting of the stockholders, the officer presiding at such meeting, determined in accordance with these by-laws, shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of such meeting, including, without limitation, to impose restrictions on the persons (other than stockholders of the corporation or their duly appointed proxies) who may attend such meeting, to regulate and restrict the making of statements or asking of questions at such meeting and to cause the removal from such meeting of any person who has disrupted or appears likely to disrupt the proceedings at such meeting.

At a meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before any meeting of the stockholders held pursuant to Section 2.1 of these by-laws, business, including the nomination or election of directors, must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (b) otherwise properly brought before the meeting by or at the direction of the board of directors, or (c) properly brought before the meeting by a stockholder who is a stockholder of record at the time of the giving by such stockholder of the notice provided for in this Section 2.12, who shall be entitled to vote for such business at the meeting and who complies with the requirements of this Section 2.12 with respect to any business sought to be brought before the meeting, including the nomination or election of directors.

In addition to any other applicable requirements, in order for any such business or nomination to be properly brought before the meeting by a stockholder (other than a stockholder proposal included in the corporation’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), the stockholder must have given timely notice thereof in writing to the secretary of the corporation. To be timely, a stockholder’s notice must be received at the principal executive offices of the corporation not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the corporation; provided, however, in the event that the meeting is called for a date (including any change in a date designated by the board of directors pursuant to Section 2.1) more than 60 days prior to such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of such meeting was mailed or public disclosure of the date of such meeting was made, whichever first occurs.

A stockholder’s notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business, (c) the class and number of shares of capital stock of the corporation held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting (if such date shall then have been made publicly available) and as of the date of such notice by the stockholder, (d) any material interest of the stockholder in such business and (e) all other information which would be required to be included in a proxy statement required to be filed with the Securities and Exchange Commission if, with respect to any such item of business or nomination, such stockholder were a participant in a solicitation subject to Regulation 14A under the Exchange Act (the “Proxy Rules”).

In addition, if the notice involves the nomination of a director, a stockholder’s notice to the secretary shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address or residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the corporation, if any, which are beneficially owned by the person, (iv) any other information relating to the nominee as would be required to be included in a proxy statement or other filings required to be filed pursuant to the Proxy Rules (including without limitation the consent of the nominee to being named in the proxy statement as a nominee and to serve as a director if elected) and (v) a statement signed by the person confirming that, if elected, he or she will comply with the corporation’s Global Ethics and Compliance Standards, Policy on Transactions in Securities, Corporate Governance Guidelines and any other applicable rule, regulation, policy or standard of conduct applicable to the directors; and (b) as to the stockholder giving the notice, (i) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice and (ii) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder. At the request of the board of directors, any person nominated by the board of directors for election as a director shall furnish to the secretary of the corporation that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.

Notwithstanding anything in the by-laws to the contrary, no business pertaining to this Section shall be conducted at any meeting except in accordance with the procedures set forth in this Section 2.12. The officer presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that any business or nomination, as the case may be, was not properly brought before the meeting in accordance with the provisions of this Section 2.12, and if the presiding officer should so determine, he or she shall so declare to the meeting and any business not properly brought before the meeting shall not be transacted and any defective nomination shall be disregarded.”